Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03


PRICING SUPPLEMENT NO. 32 DATED JANUARY 8, 2003
(To Prospectus Dated December 4, 2001, as Supplemented December 21, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series K
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                        COUNTRYWIDE FINANCIAL CORPORATION
                               Floating Rate Notes


Trade Date:                January 8, 2003                    Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       January 13, 2003   Principal Amount:     $880,000,000
Stated Maturity Date:      January 13, 2004   Net Proceeds:         $879,560,000
                                              Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                   Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate |_| CMT Rate |x| LIBOR |_| Other
     [Telerate Page 7051] [Telerate Page 3750]
     [Telerate Page 7052 [Reuters Page [ ]]
     |_| Weekly Average [Currency: [ ]]
     |_|  Monthly Average]

Exchange Rate Agent:       N/A

     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 1.63% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  Two London  Business Days
                                      prior to each Interest
                                      Payment Date
     Interest  Factor Convention: N/A
     Index Maturity: 3 months
     Interest  Reset  Dates:  Same as Interest  Payment  Dates  Spread  (plus or minus): plus 25 basis points
     Interest Payment Dates: Quarterly, on the 13th of
                             January, April, July, and
                             October, commencing on April 13, 2003
     Spread Multiplier: N/A
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

     Agents: Barclays Capital Inc., J. P. Morgan Securities Inc., Deutsche Bank Securities Inc., BNP Paribas Securities Corp., Merrill Lynch Co., Banc One Capital Markets, Inc., Wachovia Securities, Banc of America Securities LLC, and Countrywide Securities Corporation

Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|

Additional/Other Terms:             N/A

         The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of September 30, 2002, Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.) did not have any secured indebtedness outstanding, and Countrywide Home Loans had $280,226,889 of secured indebtedness outstanding. As of that date, Countrywide Home Loans had $16,017,992,015 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.

         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.